Exhibit 10.3
AMENDMENT NO. 2
TO
RPM INTERNATIONAL INC.
2003 RESTRICTED STOCK PLAN FOR DIRECTORS
     THIS AMENDMENT NO. 2 to the RPM International Inc. 2003 Restricted Stock Plan for Directors is executed by RPM International Inc. (hereinafter known as the “Company”) as of the date set forth below.
WITNESSETH:
     WHEREAS, the Company maintains the RPM International Inc. 2003 Restricted Stock Plan for Directors (hereinafter known as the “Plan) for the benefit of certain of its directors; and
     WHEREAS, it is the desire of the Company to assure that the Plan meets the requirements for exemption from coverage under Section 409A of the Internal Revenue Code; and
     WHEREAS, final regulations under Section 409A, which are effective January 1, 2009, provide that restricted stock will not be deferred compensation under Section 409A as long as there is no deferral of the property upon lapse of the restrictions; and
     WHEREAS, final regulations under Section 409A, which are effective January 1, 2009, further provide that deferred compensation that was earned and vested as of December 31, 2004, is exempt from coverage under Section 409A, so that any deferrals of restricted stock made prior to December 31, 2004 are not subject to Section 409A; and
     WHEREAS, the Company has determined to eliminate the right of Grantees to defer their Restricted Stock into the RPM International Inc. Deferred Compensation Plan;

     NOW, THEREFORE, pursuant to Section 12.1 of the Plan the Company hereby amends the Plan as follows:
          1. Effective as of January 1, 2005, Section 2.9 of the Plan is deleted in its entirety, and the following Sections of Article 2 renumbered accordingly.
          2. Effective as of January 1, 2005, Section 6.4(c) of the Plan is amended by the deletion of said Section 6.4(c) in its entirety and the substitution of a new Section 6.4(c) to read as follows:
“(c)	Dividends. Dividends paid on any shares of Restricted Stock granted under this Plan shall be paid to the Grantee in whose name the shares of Restricted Stock are held.”
          3. Effective as of January 1, 2005, Article 6 of the Plan is amended by the addition of a new Section 6.5 at the end thereof to read as follows:
     “6.5 Section 409A of the Code. The Grants of Restricted Stock under this Plan, and all rights related thereto are intended to meet the requirements for exemption from coverage under Section 409A of the Code dealing with nonqualified deferred compensation (including without limitation the exemptions thereunder for short-term deferrals and restricted property) and all Grants will be construed and administered accordingly. Notwithstanding anything contained in this Plan or any Grant to the contrary, this Plan and any Restricted Stock Agreement may be unilaterally amended by the Company as it may determine, prospectively or retroactively, to better secure exemption of Grants and rights related thereto from the requirements of Section 409A of the Code (with, to the extent required by Section 12.2, the consent of Grantees or Eligible Directors holding an outstanding Grant, which consent shall not be unreasonably withheld).”

          4. Effective as of January 1, 2005, Section 8.2 of the Plan is amended by the deletion of said Section 8.2 in its entirety and the substitution of a new Section 8.2 to read as follows:
     “8.2 Mandatory Sale of Shares of Restricted Stock to Satisfy Grantee’s Tax Obligations. The Committee shall notify a Grantee of the lapse of restrictions on shares of Restricted Stock awarded to him or her under the Plan within an administratively practicable time after the lapse of restrictions. The Company or the escrow agent (as the case may be) shall sell the fewest number of shares of Common Stock with respect to which restrictions have lapsed necessary for the proceeds of such sale to equal (or exceed by not more than the actual sale price of a single share of Common Stock) the Grantee’s projected tax liability determined by multiplying (A) the aggregate maximum marginal federal income tax rate and applicable state and local income tax rates on the date of the lapse of restrictions; by (B) the total number of shares of Common Stock with respect to which restrictions have lapsed. The Company or the escrow agent (as the case may be) shall withhold the proceeds of such sale for purposes of satisfying the Grantee’s federal, state and local income taxes resulting from the lapse of restrictions. Prior to any such sale, the Committee shall cause new certificates for such shares to be issued, with any legend making reference to the restrictions imposed hereunder removed. The Grantee shall provide the Committee, the Company and/or the escrow agent with such Stock Powers and additional information or documents as may be necessary for the Committee, the Company and/or the escrow agent to discharge their obligations under this Section.”

     5. Effective as of January 1, 2005, Article 14 of the Plan is amended by the deletion of said Article 14 in its entirety and the substitution of a new Article 14 to read as follows:
“ARTICLE FOURTEEN
NO DEFERRALS OF SHARES AFTER DECEMBER 31, 2004
     14.1 No Deferrals. No Restricted Stock becoming nonforfeitable after December 31, 2004 shall be permitted to be deferred under the RPM International Inc. Deferred Compensation Plan or any similar deferred compensation plan of the Company.”
     IN WITNESS WHEREOF, RPM International Inc., by its duly authorized officer, has caused this Amendment No. 2 to the RPM International Inc. 2003 Restricted Stock Plan for Directors to be signed effective as of this 31st day of December, 2008.

RPM INTERNATIONAL INC.

By:	/s/ Janeen B. Kastner Janeen B. Kastner

Its:	Vice President — Corporate Benefits and Risk Management

4